Exhibit 10.2(h)

CYTEC INDUSTRIES INC.

Employee Income Continuity Plan

Effective Date October 21, 1994

(as amended and restated December 15, 2008)

1. Purpose. The purpose of this Employee Income Continuity Plan (the “Plan”) is to (i) aid in the recruiting and retention of employees, particularly during periods of uncertainty, and (ii) build and reinforce the loyalty, and enhance the morale, of employees by demonstrating that the Company has made provision for continuing their income for a limited period of time if they lose their employment within a certain period after a Change in Control, thereby contributing to the overall success of Cytec Industries Inc. (the “Company”).

The Plan is amended and restated effective December 15, 2008. The Plan, as amended and restated, is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder and related guidance issued by the Internal Revenue Service (“IRS”).

2. Definitions. Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:

(a) “Base Monthly Compensation” means:

(i)	In the case of a Participant who is compensated on an hourly basis, the amount determined by (x) multiplying such person’s base hourly rate (i.e. excluding overtime, shift differential and the like) by (y) one hundred seventy-three and one-third (i.e. equivalent to forty hours times fifty-two weeks, divided by twelve months), and

(ii)	In the case of other Participants, the base monthly compensation actually paid to such employee plus (x) in the case of a Participant who is eligible to participate in the I.C. Plan, one-twelfth of the Annual Bonus applicable to such Participant, based on such Participant’s job level and annual compensation, or (y) in the case of a salesman who is regularly compensated through a sales incentive program, one-twelfth of such Participant’s Annual Sales Incentives.

As used in this Section 2 of the Plan, “Annual Bonus” means the greater of (i) the annual target bonus under the I.C. Plan attributable to the Participant, or (ii) said annual target bonus times a fraction equivalent to the average percentage of said annual target bonus paid to said Participant for each of the two preceding fiscal years of the Company (or for such lesser period of time as such Participant participated in the I.C. Plan); and “Annual Sales Incentive” means the greater of (i) the annual cash sales incentives such Participant would earn by meeting “base or target” sales results, or (ii) said annual cash sales incentives times a fraction equivalent to the average percentage of said annual cash sales incentives paid to said Participant for each of the two preceding fiscal years of the Company.

(b) “Board of Directors” shall mean the board of directors of Cytec Industries Inc.

(c) “Cause” shall mean (i) the willful and continued failure by a Participant substantially to perform such Participant’s duties with the Company (other than any such failure resulting from such Participant’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed such Participant’s duties, or (ii) the willful engaging by the Participant in conduct demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of a Participant shall be considered “willful” unless done, or omitted to be done, by such Participant without reasonable belief that the Participant’s action or omission was in the best interests of the Company and was lawful.

(d) A “Change in Control” shall be deemed to have occurred upon the occurrence of the one of the following events:

(i)	Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or

(iii)	A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.

(e) “Company” shall mean Cytec Industries Inc. and, except for the purposes of Section 2(d) of the Plan, shall include any of its subsidiaries which employs Participants of this Plan.

(f) “Compensation Committee” shall mean the Compensation and Management Development Committee as constituted from time to time of the Board of Directors, or such other body as shall have similar authority and responsibility.

(g) “Date of Termination” shall mean (i) if the employment of a Participant is terminated by death, the date of such Participant’s death, (ii) if the Participant retires, the date of such Participant’s retirement, (iii) if such employment is terminated by the Company other than for Cause or other than as a result of Disability, the date specified in the Notice of Termination, (iv) if such employment is terminated for Disability, the date of such Participant’s Disability, (v) if employment is terminated by the Participant for Good Reason, the date specified in the Notice of Termination, and (vii) otherwise shall be the last day of work.

(h) “Disability” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not les than 12 months.

(i) “Executive Committee” shall mean the Executive Committee of Cytec Industries Inc. as elected from time to time by the Board of Directors, or such other body as shall have similar authority and responsibility.

(j) “Good Reason” shall mean:

(i)	A reduction in the base salary of such Participant as the same may be increased from time to time;

(ii)	In the case of individuals who, at the time of a Change in Control are eligible to participate in the I.C. Plan, a failure to continue the I.C. Plan (or a plan providing substantially similar benefits) as the same may be modified from time to time but in a form not less favorable than as of the date of adoption of this Plan, or a failure to continue a Participant as a participant in the I.C. Plan on a basis consistent with the basis on which the I.C. Plan is administered as of such date;

(iii)	A failure to pay to a Participant any portion of such Participant’s current or deferred compensation within seven days after the date such compensation is due;

(iv)	Requiring such Participant to be based at another location not within 50 miles of such location where such Participant was regularly employed immediately prior to the Change in Control except for required travel on business to an extent substantially consistent with such Participant’s duties and responsibilities, or in the event of consent to any such relocation of the base location of a Participant the failure to pay (or provide reimbursement for) all expenses of such Participant incurred relating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect immediately prior to the Change in Control;

(v)

The failure to continue in effect any benefit or compensation plan (including but not limited to, the Long-Term Disability Plan, the I.C. Plan, any sales incentive plan, stock option, stock appreciation rights or stock appreciation right features of the 1993 Stock Award and Incentive Plan (or of any subsequent and/or substitute plan)), the Employees Savings and Profit Sharing Plan, the Employees Savings Plan, the Supplemental Savings Plan), life insurance plan, health and accident plan, disability or vacation plan in which such Participant is participating or the taking of any action which would adversely affect such

Participant’s participation in, or materially reduce such Participant’s benefits under, any of such plans, unless such action is required pursuant to law or unless substantially similar benefits are continued in the aggregate under other plans, programs or arrangements;

(vi)	The failure to obtain the assumption of or an agreement to carry out the terms of this Plan by any successor as contemplated in Section 7 of the Plan; or

(vii)	Any purported termination of a Participant employment by the Company which is not effected pursuant to a Notice of Termination.

(k) “I.C. Plan” means the existing system of annual cash bonuses payable to Company employees (including Participant), pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and individual performance.

(l) “Notice of Termination” shall mean a notice which indicates the specific basis for termination of employment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis.

(m) “Participant” shall mean a person who is included in the membership of this Plan as provided in Section 3 of the Plan.

(n) “Service”, as used in Section 5 of this Plan, shall mean service as a full time employee of the Company (as reflected in the Company’s payroll records) or one of its subsidiaries.

3. Membership. Each person who is employed by the Company or a subsidiary thereof on a full-time basis (as reflected in the Company’s payroll records) in the United States of America, or outside the United States as provided in the last sentence of this Section 3 of the Plan, for a regular fixed compensation (other than on a retainer or compensation for temporary employment) or on an hourly basis where the employee regularly works at least thirty (30) hours per week shall be a Participant; provided that (a) any person who is a participant either in the Key Manager Income Continuity Plan or the Executive Income Continuity Plan shall not be a Participant in this Plan, and (b) a person who is a member of a collective bargaining unit which has not negotiated to participate in this Plan shall be excluded from participation. Subject to the prior sentence, employees who are at a level of G20 and above (or equivalent thereto) outside of the United States shall also be Participants.

4. Termination of Employment. Each Participant shall be entitled to receive the income continuation payments provided for in Section 5 of the Plan upon termination of employment within two years after a Change in Control, unless such termination is (a) because of the Participant’s death, Disability or retirement, (b) by the Company for Cause, or (c) by such Participant other than for Good Reason.

5. Income Continuation.

(a) Subject to the provisions of Sections 4 and 6 of the Plan, upon the termination of a Participant’s employment within the two-year period following a Change in Control, a Participant shall be paid the greater of the amount determined under clause (i) or (ii) of the following formula:

(i)	A Participant shall be paid one fourth of a month’s Base Monthly Compensation for each full year of service (calculated by including the Notice Period in the length of service) to a maximum of six months’ Base Monthly Compensation; plus

If age and service equal…	Additional Severance
60 but less than 63	1 month’s Base Monthly Compensation
63 but less than 66	2 months’ Base Monthly Compensation
66 but less than 69	3 months’ Base Monthly Compensation
69 but less than 72	4 months’ Base Monthly Compensation
72 but less than 75	5 months’ Base Monthly Compensation
75 but less than 78	6 months’ Base Monthly Compensation
78 but less than 81	7 months’ Base Monthly Compensation
81 but less than 84	8 months’ Base Monthly Compensation
84 but less than 87	9 months’ Base Monthly Compensation
87 but less than 90	10 months’ Base Monthly Compensation
90 or more	11 months’ Base Monthly Compensation;

or

(ii)	A Participant classified as “non-exempt” under the wage and hour provisions of the Fair Labor Standards Act, shall be paid two months Base Monthly Compensation, and a Participant classified as “exempt” under such Act and within the job levels set forth below, shall be paid the months of Base Monthly Compensation set forth opposite such Participant’s job level on the following table:

Job Level	Severance
G11 – 13	Two months’ Base Monthly Compensation
G14 – G17	Three months’ Base Monthly Compensation
G18 – G19	Six months’ Base Monthly Compensation
G20 and above	Nine months’ Base Monthly Compensation

In addition to the severance payments provided for under clause (i) or (ii) above, if the Participant’s age plus Service equals or exceeds 75 (minimum age 50 and minimum Service 20 years), a monthly payment of $500 per month will be made commencing with the month following the final severance payment under clause (i) or (ii), as the case may be, and continuing until the earlier of the seventh anniversary of the date of termination or age 62.

(b) Generally, payments made under the Plan are not subject to Section 409A as a result of the severance exception under Treasury Regulation Section 1.409A-1(b)(9)(iii). Payments shall commence to be paid on the first payroll period following the Participant’s Date of Termination. Any amounts subject to Section 409A shall commence to be paid on the first day of the seventh month after the Participant’s Date of Termination. Payments that would have been made during the six-month period following the Participant’s Date of Termination shall be paid to the Participant on the first day of the seventh month after the Participant’s Date of Termination, without interest.

Notwithstanding anything in the Plan to the contrary, there shall be deducted from any payments required hereunder (w) any payments made with respect to any required notice period under any employment agreement between a Participant and the Company or one of its subsidiaries, (x) any payments required to be made in accordance with applicable law on account of such termination, including any payments in lieu of notice under the Worker Adjustment and Retaining Act, (y) any payments made to the Participant under any severance plan or program of the Company or one of its subsidiaries, including Personal Policy Memorandum No. 8 (and any successor thereto) and (z) any payments received by the Participant under the Company’s Long Term Disability Plan or under any short term disability plan or program of the Company during the period with respect to which income continuation is computed.

(c) With respect to payments hereunder to Participants who are employees of subsidiaries, the Company will cause the respective subsidiaries to make the payments.

6. Other Benefits. The Company shall maintain in full force and effect, for the continued benefit of each Participant entitled to receive, or who received, payments pursuant to Section 5 of the Plan, for the period of income continuation following such Participant’s Date of Termination, participation in the Company’s medical plan, on the same basis as such Participant participated immediately prior to the Date of Termination; provided that if the Participant’s continued participation is not permitted under the general terms of such plan, the Company will provide equivalent benefits.

7. No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by any Participant as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by the Participant to the Company.

8. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by a written agreement, to expressly assume and agree to carry out the provisions of this Plan in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.

9. Notice. Any notice expressly provided for under this Plan shall be in writing, shall be given either manually or by mail, telegram, telex, telefax or cable, and shall be deemed sufficiently given, if and when received by the Company at its offices at 5 Garret Mountain Plaza, West Paterson, New Jersey 07424 Attention: Secretary, or by any Participant at the address on the records of the Company for such Participant, or if and when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or the Participant to be notified at such address. Either the Company or any Participant may, by notice to the other, change its address for receiving notices.

10. Funding. All payments provided for under this Plan for Participants (including those who have retired) shall not be funded or secured, and no trust shall be created hereunder. Payments under the Plan shall become fully vested and nonforfeitable upon the termination of a Participant’s employment within two years after a Change in Control, except for a termination where the Participant would not be entitled to income continuation payments as provided in Section 4 of the Plan. Rights hereunder shall not vest prior to a Change in Control.

11. Amendment and Termination. The Board of Directors may at any time or from time to time amend or terminate this Plan; provided, however, that no such amendment or termination may adversely affect any vested benefits hereunder; and, provided further, that after a Change in Control, this Plan may not be amended without the consent of all persons who were Participants as of the date of such Change in Control (including those who have retired).

12. Governing Law. This Plan, and the rights and obligations of the Company and the Plan Participants, shall be construed and governed in accordance with the law of the State of New Jersey, to the extent not pre-empted by federal law.

13. Partial Invalidity. If any provision of this Plan is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, which shall remain in effect in accordance with its terms.

14. Administration.

(a) The Vice President, Human Resources of the Company from time to time is hereby designated Administrator, as defined in the Employee Retirement Income Security Act (“ERISA”), and shall have the powers and duties of such specified in ERISA. The Board of Directors, by resolution, may revoke such designations at any time, and appoint a replacement Administrator. The Administrator of the Plan from time to time is also hereby designated Named Fiduciary with respect to the Plan, with full authority to control and manage the operation and administration of the Plan. The Administrator may serve and act in more than one fiduciary capacity with respect to the Plan.

(b) Subject to Section 14(a) of the Plan, the Administrator shall have primary authority and responsibility for the operation of the Plan and supervision of those persons designated as hereinafter specified to perform duties with respect to its administration and operation. The duties of the Administrator as Named Fiduciary shall include, by way of illustration and not by way of limitation, the following:

(i)	The Administrator shall maintain such records in such form and detail as the Administrator shall deem advisable which shall be necessary or appropriate for the efficient management and operation of the Plan in accordance with the requirements of ERISA;

(ii)	The Administrator shall make and enforce such rules and regulations as the Administrator shall deem necessary or proper for the efficient operation and administration of the Plan;

(iii)	The Administrator shall interpret the Plan and decide any and all matters arising hereunder, including, without limitation, determination of eligibility and benefits, and shall have the right to remedy possible ambiguities, inconsistencies or omissions herein, and the Administrator’s decision or action in respect thereof shall be conclusive and binding upon all persons, provided, however, that all such interpretations and decisions shall be applied in a uniform manner to all persons similarly situated;

(iv)	The Administrator shall employ such advisors (including but not limited to attorneys, independent public accountants and actuaries) and such technical and clerical personnel as may be required in the Administrator’s discretion for the proper operation and administration of the Plan; and

(v)	The Administrator may designate, in the Administrator’s own discretion, other fiduciaries (who may be individuals or committees) with respect to the Plan, and allocate to such fiduciaries such of the Administrator’s powers (including the appointment of advisors) and responsibilities (other than responsibilities of the Administrator pursuant to Sections 14(g) and 14(h) of the Plan) with respect to the operation and administration of the Plan as the Administrator shall deem appropriate.

(c) In carrying out the Administrator’s powers, duties and responsibilities under this Section 14 of the Plan, the Administrator and every other person charged with responsibilities with respect to the Plan will be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports which will be furnished by any actuary, accountant, counsel or other advisor.

(d) All decisions, directions and actions of the Administrator or any designated fiduciary in the exercise of their respective fiduciary responsibilities and powers hereunder shall be communicated or published, to the extent necessary, in writing by the Administrator or by a person designated by him, except as otherwise specified in the Plan, and any person shall be entitled to rely on any communication of any person so designated as having been authorized by the Administrator or the designated fiduciary (if any) to whom responsibility with respect thereto has been given. Any person dealing with the Administrator or with any agent or representative thereof shall be entitled to rely upon a certificate of the Administrator as to the identity and authority of any such designated fiduciary.

(e) Any persons, including any person claiming benefits under the Plan, desiring to communicate with the Administrator or any fiduciary shall direct such communication or claim to the Administrator in care of the Employee Benefits Department of such person’s employer.

(f) Written notice of claim must be given to the Administrator within the time periods established by the Administrator. Notice given by or on behalf of the Participant the Administrator and directed to the Administrator in care of the Employee Benefits Department of the Participant’s Employer, with information sufficient to identify the Participant, shall be deemed notice to the

Administrator. The Administrator, upon receipt of a notice of claim, will furnish to the claimant such forms as are usually furnished by the Administrator for filing claims. If such forms are not furnished within fifteen days after the giving of such notice, the claimant shall be deemed to have complied with the requirements of the Plan as to claims upon submitting, within the time fixed in the filing proofs of claim, written evidence covering the occurrence, the character and the extent of the event for which claims is made. Written proof of claim covered by the Plan must be furnished to the Administrator within the time period established by the Administrator. Failure to furnish such proof within the time required shall not invalidate or reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible.

(g) If any claim for benefits is denied in whole or in part, the Administrator shall notify the claimant thereof in writing within 90 days after submission of such claim. Such 90-day period may be extended for a further 90 days by written notice to the claimant from the Administrator prior to the end of the initial 90-day period indicating the special circumstances requiring an extension of time and the date by which the Administrator expects to render a decision. A written notice denying a claim shall contain:

(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the provisions of the Plan or other relevant records or papers on which such denial is based and information as to where such documents may be inspected;

(iii)	A description of any additional material or information necessary for such person to perfect such claim, and an explanation of why such material or information is necessary; and

(iv)	An explanation of the Plan’s claims appeal procedure as hereinafter set forth.

(h) Every claimant whose claim has been denied in whole or in part, and any authorized representative of such person, may request to see any of the documents pertinent to such denial and, within 60 days after receipt by such claimant of the written notice denying such claim, may request, in writing, that the Administrator review the denial and submit written issues and comments to the Administrator for consideration as part of such review. No claimant or representative shall have any right to appear personally before the Administrator, nor shall the Administrator be obligated to hold any meetings with any claimant or representative, or hold any hearings, as part of such review. The Administrator shall conduct such review as expeditiously as reasonably possible, and shall give due consideration to all written issues and comments submitted by or on behalf of such claimant. A decision on such review shall be made not later than 60 days after the request for such review, or, in special circumstances, and upon written notice to the claimant, not later than 120 days after receipt of such request. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and shall also include specific references to the pertinent Plan provisions on which the decision is based. The Administrator’s notice to the Participant shall set forth:

(i)	The specific reason for the denial;

(ii)	Specific references to pertinent Plan provisions upon which the Administrator’s based its denial;

(iii)	A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim; and

(iv)	A statement that the Plan Member has a right to bring a civil action under Section 502(a) of ERISA.

*        *        *

/s/ ROY SMITH	12/15/2008
ROY SMITH	DATE

/s/ MARILYN R. CHARLES	12/15/2008
MARILYN R. CHARLES	DATE